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                                                                     EXHIBIT 2.3

                                    AGREEMENT

       THIS AGREEMENT (the "Agreement") is dated December   , 1999, by and among
East/West Communications, Inc., a Delaware corporation ("East West"), Omnipoint Corporation, a Delaware corporation ("Omnipoint"), VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream"), and VoiceStream Wireless Holding Corporation, a Delaware corporation ("Holdings"). East West, Omnipoint, VoiceStream, and Holdings shall be referred to herein as the "Parties".

                                    RECITALS

       WHEREAS, East West and Omnipoint entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of October 22, 1999 pursuant to which, among other things, East West will merge with and into Omnipoint (such merger, together with the related transactions contemplated in the Merger Agreement, being referred to herein as the "Merger");

       WHEREAS, East West and Omnipoint desire to amend certain terms of the Merger Agreement and the Parties desire to set forth certain agreements and understandings with respect to the Merger Agreement and other matters;

                                    AGREEMENT

       NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Merger Agreement.

2. Amendment of the Merger Agreement. Each of Omnipoint and East West agree that the Merger Agreement shall be deemed to be amended as follows:

              (a)    Section 6.6(b) shall be deemed to be amended as follows:
(1) the phrase "multiplied by the Omnipoint Common Stock Conversion Ratio" shall be added immediately after the phrase "Series E Preferred Stock", and (2) the following sentences shall be deemed added as the last two sentences of Section 6.6(b): "The term 'Omnipoint Common Stock Conversion Ratio' shall mean a fraction, the numerator of which shall be the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and the denominator of which shall be 1,775,000. The Fee Shares are intended to represent the equivalent of 25,000 shares of Omnipoint Common Stock at the time of the Closing."

              (b) Section 11.1(b)(14) shall be deemed to be amended as follows: the phrase "and Fee Shares" shall be added immediately after the phrase "Merger Shares".

              (c)    The following shall be deemed to be added immediately after
Section 11.1(b)(14):

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              "(15)  Section 6.6(b) shall be deemed to be amended and restated
in its entirety as follows:

                     (b) At the Closing, Gabelli shall have the right to receive the Standard Election Consideration multiplied by 25,000 in satisfaction of the Company's liability with respect to the Company Fees. The term "Fee Shares" shall mean the shares of Holding Company Common Stock received by Gabelli pursuant to this Section 6.6(b)."

3.     VoiceStream Consent to Amendment of Merger Agreement. Pursuant to
Section 6.1 of the VoiceStream Merger Agreement, VoiceStream hereby consents to the amendment of the Merger Agreement as set forth herein.

4. East West Consent to Amendment of Certificate of Designation. Pursuant to Section 7.2 of the Merger Agreement, East West hereby consents to the modification of the Certificate of Designation as follows: the phrase "1,800,000" shall be replaced with "7,000,000" throughout the Certificate of Designation.

5.     Miscellaneous.

       (a)    Amendments; No Waivers.

              (i) Subject to applicable law, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

              (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including, without limitation, in the case of any corporate party hereto any corporate successor by merger or otherwise, and no Party shall assign its rights under this Agreement without the written consent of the other Parties.

       (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

       (d) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of


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Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this section shall be deemed effective service of process on such party.

       (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       (f) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

       (g) Entire Agreement. This Agreement, together with the Merger Agreement, and the Side Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

       (h) VoiceStream Action. Notwithstanding anything to the contrary contained in this Agreement, the Side Agreement, the Merger Agreement or any other documents, agreements or other instruments entered into in connection herewith (each, a "Related Agreement" and collectively, the "Related Agreements"), the Parties hereby agree that (i) no provision contained herein or in any Related Agreement shall be deemed to limit, restrict or prohibit Omnipoint, VoiceStream, Holdings or any other party to any Related Agreement from taking (or failing to take) any action, including but not limited to, any action permitted by the VoiceStream Merger Agreement as amended from time to time at the sole discretion of VoiceStream, Holdings and Omnipoint or any action which in its sole discretion it takes (or fails to take) in order: (a) to consummate the transactions contemplated by the VoiceStream Merger Agreement, as amended from time to time at the sole discretion of VoiceStream and Omnipoint;
(b) to fulfill or satisfy the conditions set forth in Article 9 of the VoiceStream Merger Agreement; or (c) to ensure that the receipt of VoiceStream Holdings Common Stock by Omnipoint stockholders pursuant to the VoiceStream Merger will be tax-free to such Omnipoint stockholders (any such action, a "VoiceStream Action"), and (ii) a VoiceStream Action shall not constitute a breach of this Agreement or any Related Agreement or of any representation, warranty, covenant or agreement contained herein or in any Related Agreement if as a result of such VoiceStream Action there shall occur a breach of any representation, warranty, covenant or

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agreement contained herein or in any other Related Agreement, subject to Section
12.15(c) of the Merger Agreement.

       (i) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

       (j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

       (k) Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

       (l) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

       (m) Limitation on Liability. No party hereto shall have any liability hereunder for any actions or omissions of any other party hereto.

       (n) Expenses. Each Party hereto shall bear its own expenses incurred in connection with this Agreement.

       (o) Further Assurances. Each party hereto agrees that such Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement and to ensure that Holdings is in "control" of Omnipoint within the meaning of Section 368(c) of the Code as in effect on the date hereof. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.

                        [Signatures on following pages.]


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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       EAST/WEST COMMUNICATIONS, INC.

                                       By:
                                          -------------------------------------
                                           Victoria G. Kane
                                           Chief Executive Officer

                                       OMNIPOINT CORPORATION

                                       By:
                                          -------------------------------------
                                           Douglas G. Smith
                                           Chief Executive Officer

                                       VOICESTREAM WIRELESS CORPORATION

                                       By:
                                          -------------------------------------
                                           Name:
                                           Title:

                                       VOICESTREAM WIRELESS HOLDING CORPORATION

                                       By:
                                          -------------------------------------
                                           Name:
                                           Title:



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